Exhibit 10(b)

Description of Amendment to Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates, as Amended and Restated August 1, 2000:

No new participants will be allowed after December 31, 2004.

Effective January 1, 2005, the definition of eligible compensation will be changed only for J. Boscia, B. Kowalczyk, D. Schoff, and R. Vaughan, to include 100% of base salary (in effect at termination) and 100% of EVSP bonus (average of best three consecutive bonuses during the 60 consecutive months immediately preceding retirement/termination). These changes are provided by name, not position.

For Jon Boscia only, the benefit will increase from 10% to 17%, pro-rata over the next 5 years (11.4% as of January 1, 2005, 12.8% as of January 1, 2006, 14.2% as of January 1, 2007, 15.6% as of January 1, 2008, and 17.0% as of January 1, 2009).